UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
September 1, 2009

Data Storage Consulting Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Colorado

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(State or Other Jurisdiction of Incorporation)

000-53126                                                   20-8096131

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(Commission File Number)                   (IRS Employer Identification No.)

360 Main Street

Washington, VA 22747
(Address of Principal Executive Offices) (Zip Code)

540-675-3149
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On August 26, 2009, Data Storage Consulting Services, Inc. (the “Company”) entered into a material definitive agreement with Belmont Partners, LLC by which Belmont acquired six million five hundred thousand (6,500,000) shares of the Company’s common stock.   The transaction closed on September 2, 2009.  Following the transaction, Belmont Partners, LLC controls approximately 72.8% of the Company’s outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 17, 2009, Joseph Meuse was appointed to the Board of Directors as well as  President of the Company.   On the same date, Ross Bernstein, Neil Bernstein, Kirk Hanson, and William Hartman resigned from all positions held in the Company.

Set forth below is certain biographical information regarding the New Director and Officer:

Appointment of Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 39, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and was previously a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board Member of numerous public companies.  Mr. Meuse attended the College of William and Mary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2009 By: /s/ Joseph Meuse ----------------------------------------- Name: Joseph Meuse Title: Director, President and Secretary